UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2020

Unico American Corporation

 (Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-03978	95-2583928
(Commission File Number)	(IRS Employer Identification No.)

26050 Mureau Road
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 591-9800

(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	UNAM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company |_|

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. |_|

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2020, the Board of Directors (the “Board”) of Unico American Corporation (the “Corporation”) appointed John B. Keefe, Sr., effective immediately, to the Board to fill a vacancy created by resignation of Ernest A. Wish on March 3, 2020. On March 11, 2020, Board also appointed Rhonda L. Gillenwaters to the Board, effective on April 1, 2020, to fill a vacancy created by the pending resignation of Janet D. Frank. Each appointee’s term as director will expire at the next annual meeting of stockholders and thereafter until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Mr. Keefe, 66, has 40 years of experience as a mergers and acquisitions insurance company executive, investment banker and broker, and property and casualty industry equity analyst.  From 2014 to present, Mr. Keefe has served as President of J. Keefe Insurance, LLC which delivers various consulting services to insurance and investing companies.  From 2008 to 2014, Mr. Keefe provided mergers and acquisitions services in a senior management capacity at Nationwide Insurance and Harleysville Group.  From 1980 to 2008, Mr. Keefe held roles of increasing responsibility at various brokerage and investment firms, including Senior Vice President at New York Stock Exchange member firms Ferris, Baker Watts, Inc. and Anderson & Strudwick, Inc.  Mr. Keefe holds the Chartered Financial Analyst designation.  Mr. Keefe holds a Bachelor of Arts degree from Washington & Lee University in Lexington, Virginia.

Ms. Gillenwaters, 62, has had a lengthy career in the reinsurance brokerage industry, most recently as Senior Vice President of Willis Re, the reinsurance arm of Willis Towers Watson, where she served from 2001 until her retirement in 2019.  In this role she provided reinsurance solutions to insurance company clients, including financial analysis, risk management and mitigation, and program design and implementation.  Prior to joining Willis Re, Ms. Gillenwaters was Vice President of reinsurance intermediary E.W. Blanch Co. (now Aon Benfield), from 1985 to 2001, a tenure which included analytical work on early catastrophe models.  Ms. Gillenwaters serves on the boards of the Nonprofits Insurance Alliance of California, the National Association of Nonprofits for Insurance, and Aurora School (two years as President and presently as Secretary).  Ms. Gillenwaters holds a bachelor’s degree from Carleton College in Northfield, Minnesota.

The Board determined that each of Mr. Keefe and Ms. Gillenwaters is an “independent director” under Rules 5605(a)(2) and 5605(d) of the Nasdaq listing standards and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Mr. Keefe was appointed as a member of the Corporation’s Audit Committee. The Board determined that Mr. Keefe is an “audit committee financial expert” as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and that he meets the requirements for audit committee membership set forth in Rule 5605(c)(2)(A) of the Nasdaq listing standards, including with respect to the ability to read and understand fundamental financial statements.

Effective April 1, 2020, Ms. Gillenwaters was appointed as a member of the Corporation’s Compensation Committee. The Board determined that Ms. Gillenwaters meets the requirements for service on the Compensation Committee set forth in Rule 5605(d)(2)(A) of the Nasdaq listing standards.

There are no arrangements or understandings between Mr. Keefe or Ms. Gillenwaters and any other person pursuant to which such person was elected as a director. There are no transactions in which Mr. Keefe or Ms. Gillenwaters has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Keefe and Ms. Gillenwaters will each receive a compensation package customarily paid by the Corporation to non-employee directors serving in such capacity and indemnification applicable to all other non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            UNICO AMERICAN CORPORATION

                                                                (Registrant)

Date: March 17, 2020    By:   /s/ Michael Budnitsky

Name:   Michael Budnitsky

Title:    Treasurer, Chief Financial Officer and Secretary